                        EXHIBIT 10.16
CADENCE DESIGN SYSTEMS, INC.

Incentive Stock Award Agreement

Omnibus Equity Incentive Plan
(the “Plan”)

Cadence Design Systems, Inc. (the “Company”) grants the participant named below (the “Participant”) an Incentive Stock Award pursuant to the Plan as set forth below (the “Award”). This Award is subject to the terms and conditions set forth in this Incentive Stock Award Agreement, including the country-specific terms and conditions contained in the appendix attached hereto (the “Appendix”) (collectively, this “Agreement”), and in the Plan located at the Company’s Employee Stock Services’ intranet webpage; provided, however, if there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement will govern. Capitalized terms that are not defined herein will have the meanings set forth in the Plan.
Participant: [● ]
ID Number: [● ]
Incentive Stock Award Number: [● ]
Date of Award: [● ]
Number of Shares Subject to the Incentive Stock Award (“Shares”): [● ]
Vesting Commencement Date: [● ]
Vesting Schedule: [● ]

Status of Award. On the Date of Award, the total number of Shares subject to the Award, as set forth above, will be issued in the Participant’s name and will be deposited into an escrow account with the Company’s designated stock transfer agent, pending vesting of the Shares. The Shares are subject to forfeiture until the Awards have vested and the restrictions on the Shares have lapsed in accordance with the Vesting Schedule (as set forth above) and the terms and conditions set forth in this Agreement.
Voting Rights/ Rights to Dividends. The Participant will have all voting rights and rights to dividends and other distributions with respect to such Shares as of the Date of Award. The Company will determine whether any such dividends or distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash will be subject to the same restrictions and vesting conditions as the Shares with respect to which they were distributed.  In addition, any dividends or distributions payable in cash will be withheld and paid to the Participant only as and when such vesting conditions are satisfied in the manner determined by the Company at its sole discretion.
Vesting Restrictions. On the applicable vesting date, the restrictions on each Share (subject to adjustment under the Plan) will lapse and the Shares will be made available to the Participant or, in the event of the Participant’s death, to the Participant’s estate or heirs, provided that the Participant has remained in Continuous Status as an Employee or Consultant through such vesting date, has satisfied all obligations with regard to the Tax-Related Items (as defined below) in connection with

Omnibus Equity Incentive Plan - ISA Agreement - 1 Rev. Feb. 2021

the Award, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. No fractional shares will be issued under this Agreement.
Termination of Continuous Status as an Employee or Consultant. For purposes of the Participant’s participation in the Plan, in the event of termination of the Participant’s Continuous Status as an Employee or Consultant (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any) for any reason, other than his or her death, the Participant’s Award will immediately cease to vest and any rights to the Shares subject to the Award will be forfeited without consideration to the Participant on the effective date of termination of his or her Continuous Status as an Employee or Consultant. The Participant’s Continuous Status as an Employee or Consultant will terminate effective as of the date the Participant is no longer providing services as an Employee or Consultant, with such date being as of the end of any notice period mandated under the employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement (if applicable). The Board (as defined below) will have the exclusive discretion to determine when the Participant’s Continuous Status as an Employee or Consultant has terminated for purposes of the Award.
Death of Participant. In the event of the Participant’s death before all the Shares subject to this Award have vested, if the Participant will have been in Continuous Status since the Date of Award, the number of Shares scheduled to vest one year after the Participant’s date of death will be deemed to have vested immediately prior to the Participant’s death. All other Shares will cease vesting and any rights to the Shares subject to the Award will be forfeited without compensation to the Participant.
Board Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement will be determined by the Company’s Board of Directors or a committee of directors designated by the Board pursuant to Section 4(a) of the Plan (including any subcommittee or other person(s) to whom the committee has delegated its authority) in its sole and absolute discretion (collectively, the “Board”). Such decision will be final and binding.
Transfer Restrictions. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of the Shares subject to the Award prior to the date the restrictions on the Shares lapse and the Shares are made available to the Participant pursuant to this Agreement will be strictly prohibited and void.
Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under the Company’s Securities Trading Policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act or any other similar applicable law (whether U.S. or foreign law) covering the Award and/or the Shares subject to the Award, and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.

Omnibus Equity Incentive Plan - ISA Agreement - 2 Rev. Feb. 2021

Insider Trading/ Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s Securities Trading Policy. Further, the Participant acknowledges that he or she may be subject to insider-trading restrictions and/or market-abuse laws in applicable jurisdictions including, but not limited to, the United States and, if different, the Participant's country of residence, which may affect his or her ability to sell or otherwise dispose of the Shares or rights to Shares (e.g., the Incentive Stock Award) or rights linked to the value of Shares during such times as the Participant is considered to have “material non-public information” regarding the Company (as defined by the laws in applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Securities Trading Policy. The Participant understands and agrees that he or she should consult his or her personal legal advisor for details regarding any insider trading restrictions and/or market-abuse laws in his or her country and that the Participant is solely responsible for complying with such laws or regulations.
Certain Conditions of the Award. In accepting the Award, the Participant acknowledges and agrees that:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)The grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;
(c)All decisions with respect to future award grants, if any, will be at the sole discretion of the Company;
(d)The Participant’s participation in the Plan will not create a right to further Continuous Status as an Employee or Consultant and will not interfere with any applicable ability of the Company (or any Affiliate) to terminate the Participant’s Continuous Status as an Employee or Consultant at any time;
(e)The Award and the Participant’s participation in the Plan will not be interpreted to form or amend an employment contract or service contract or relationship with the Company or any Affiliate;
(f)The Participant is voluntarily participating in the Plan;
(g)The Award and the Shares subject to the Award, and the income and value of the same, are not intended to replace any pension rights or compensation;
(h)The Award and the Shares subject to the Award, and the income and value of the same, are not part of normal or expected compensation for any purpose, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement benefits or payments or welfare benefits or similar mandatory payments;
(i)The future value of the Shares subject to the Award is unknown and cannot be predicted with certainty;

Omnibus Equity Incentive Plan - ISA Agreement - 3 Rev. Feb. 2021

(j)Unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(k)If the Participant resides outside of the United States, in addition to subsections (a) through (j) above, the following provisions will also apply:
i.The Award and the Shares subject to the Award, and the income and value of the same, are not part of normal or expected compensation for any purpose;
ii.None of the Company, any Affiliate nor the Company or the Affiliate employing or engaging the Participant (the “Employer”) will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement;
iii.No claim or entitlement to compensation or damages will arise from forfeiture of the Award resulting from termination of the Participant’s Continuous Status as an Employee or Consultant (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any); and
iv.Unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate of the Company.
Data Privacy Notice and Consent: This section applies if the Participant resides and/or works outside of the European Union or European Economic Area.
(a)The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the paragraph below of this Agreement and any other Plan documents (collectively, the “Data”) by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
(b)The Participant understands that Data may include certain personal information about him or her including, but not limited to, the Participant's name, home address, email address and telephone number, date of birth, social insurance number, passport number, or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Incentive Stock Awards or any other entitlement to Shares awarded, canceled, exercised, purchased, vested, unvested or outstanding in his or her favor.
(c)The Participant understands that Data will be transferred to E*TRADE Corporate Financial Services, Inc. and its affiliated companies, Charles Schwab & Co. and its

Omnibus Equity Incentive Plan - ISA Agreement - 4 Rev. Feb. 2021

affiliated companies, or such other equity plan service provider as may be selected by the Company presently or in the future (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the Participant’s country or elsewhere and that the recipient’s country may have different data privacy laws and protections than the Participant's country. The Participant understands that if he or she resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.
(d)The Participant authorizes the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents in this Agreement, in any case without cost, by contacting his or her local human resources representative. The Participant understands that he or she is providing the consents in this Agreement on a purely voluntary basis. If the Participant does not consent, or if he or she later seeks to revoke his or her consent, the Participant's status as an Employee and/or Consultant and service with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant the Incentive Stock Award to the Participant, or administer or maintain the Incentive Stock Award. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
(e)Upon request of the Company or the Employer, the Participant agrees to provide any other executed data privacy consent form or agreement that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in his or her country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.
Data Privacy Notice and Consent. This section applies if the Participant resides and/or works in the European Union or European Economic Area:
(a)The Participant understands information about the Company’s data processing practices in connection with the Participant’s participation in the Plan is available in the Company’s Employee and Staff Privacy Policy provided here.

(b)The Participant understands that the Company will collect the Participant’s personal data for purposes of allocating the Shares and implementing, administering and managing the Plan. The Company will also transfer the Participant’s personal data to E*TRADE Corporate Financial Services, Inc. and its affiliated companies, Charles

Omnibus Equity Incentive Plan - ISA Agreement - 5 Rev. Feb. 2021

Schwab & Co. and its affiliated companies, or such other equity plan service provider as may be selected by the Company presently or in the future (the “Designated Broker”) so that the Designated Broker can assist the Company with the implementation, administration and management of the Plan. Without limiting any other rights the Company may have, the Participant declares his or her consent to the use of his or her personal data in connection with the Plan.

(c)The Participant’s participation in the Plan and grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an Employee of the Employer or payment as a Consultant of the Employer, or the Participant’s service with the Employer. Instead, the Company would not be able to grant the Participant the Incentive Stock Award or other awards, or administer or maintain such awards. The Participant understands that refusing or withdrawing his or consent may affect his or her ability to participate in the Plan.
Tax Obligations
(a)Responsibility for Taxes. The Participant acknowledges that, regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the responsibility of the Participant and may exceed the amount actually withheld by the Company or the Employer, if any.
The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items, including but not limited to, the grant or vesting of the Award, the subsequent sale of the Shares acquired pursuant to the vesting of the Award or the receipt of dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Company may refuse to issue, deliver or make available the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(b)Withholding in Shares. Subject to applicable local law and to the extent that the Company or the Employer is required to withhold Tax-Related Items with respect to the Award, the Company will require the Participant to satisfy his or her obligation for Tax-Related Items, subject to subsection (d) below, by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a Fair Market Value on the applicable vesting date (or other applicable date on which the Tax-Related Items arise) not in excess of the amount of such Tax-Related

Omnibus Equity Incentive Plan - ISA Agreement - 6 Rev. Feb. 2021

Items; provided that, if the applicable date falls on a non-trading day, the Fair Market Value will be determined based on the closing price of the Common Stock on the next available trading day.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due.
(c)    Alternative Withholding Methods. If the Company determines in its discretion that withholding in Shares is not permissible or advisable under applicable local law, the Company may satisfy its obligations for Tax-Related Items by one or a combination of the following:
(i)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer;
(ii)withholding from proceeds of the sale of Shares made available upon vesting of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or
(iii)requiring the Participant to pay an amount equal to the Tax-Related Items to the Company or the Employer.
(d)Withholding Rate. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including up to the maximum statutory tax rate for the applicable tax jurisdiction, to the extent consistent with the Plan and applicable laws. If the Company determines the withholding amount using maximum applicable rates, the Participant may be entitled to a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded by the Company or the Employer, the Participant may seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund.
Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder will be given in writing and will be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to this Agreement or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, including the Appendix, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of

Omnibus Equity Incentive Plan - ISA Agreement - 7 Rev. Feb. 2021

electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read the “Delivery of Documents and Notices” section of this Agreement and consents to the electronic delivery of the Plan documents and Agreement, as described in this section. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in this section or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant understands that he or she is not required to consent to electronic delivery of documents as described in this section.
Language. By participating in the Plan, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English to allow the Participant to understand the terms and conditions of this Agreement and Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
Governing Law; Venue. This Agreement will be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
Appendix. Notwithstanding any provisions in this Agreement, the grant of this Award will be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

Omnibus Equity Incentive Plan - ISA Agreement - 8 Rev. Feb. 2021

Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.
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Omnibus Equity Incentive Plan - ISA Agreement - 9 Rev. Feb. 2021

Acceptance. This Award will be forfeited if the Participant does not accept and acknowledge below within 30 days, unless the Participant has requested and received an extension from the Company in writing.
Cadence Design Systems, Inc.

By:	________________________________
Name:	John Wall
Title	Sr. Vice President and Chief Financial Officer
Date	[● ], 2020

Acknowledged and Agreed:

By:	________________________________
Name:

Date	________________________________

APPENDIX
TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant works and/or resides in one of the countries listed below.  If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working or residing (or is considered as such for local law purposes), or if the Participant transfers employment and/or residency to a different country after the Award is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.
Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
NOTIFICATIONS
This Appendix also includes notifications regarding exchange controls, securities laws and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. These notifications are based on the securities, exchange control and other laws in effect in the respective countries as of February 2021. Such laws are often complex and change frequently. As a result, the Participant understands that he or she should not rely on the notifications contained in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out-of-date at the time the Participant vests in the Incentive Stock Award or sells any Shares obtained upon such vesting.
In addition, the notifications contained in this Appendix are general in nature and may not apply to the Participant’s particular situation and, as a result, the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s individual situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing (or is considered as such for local law purposes), or if the Participant relocates to a different country after the Award is granted, the notifications contained in this Appendix may not be applicable to the Participant in the same manner.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the Shares subject to the Award. The Participant understands and agrees that he or she should consult with his or her personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

BELGIUM
Notifications
Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (e.g., Shares) or bank accounts (including brokerage accounts) held outside Belgium on their annual tax return. The first time a Belgian resident reports the foreign security and/or bank accounts, he or she will have to provide the National Bank of Belgium Central Contact Point with the account number, the name of the bank and the country in which the account was opened in a separate form. The form, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the caption Kredietcentrales / Centrales des crédits.
BRAZIL
Terms and Conditions
Compliance with Law. By accepting the Award, the Participant agrees to comply with any applicable Brazilian laws and is responsible for paying and reporting any and all applicable Tax-Related Items associated with the Participant’s participation in the Plan.
Certain Conditions of the Award. This provision supplements the “Certain Conditions of the Award” section of this Agreement:
In accepting the Award, the Participant acknowledges and agrees that (i) the Participant is making an investment decision, (ii) the Shares will be issued to the Participant only if the vesting conditions are met and any necessary services are rendered by the Participant during the vesting period set forth in the Vesting Schedule, and (iii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.
Notifications
Exchange Control Information. A Brazilian resident is required to submit a declaration of assets and rights (including Shares acquired under the Plan) held outside of Brazil if the aggregate value of such assets exceeds a threshold amount that is established annually by the Central Bank. The Participant should consult with his or her personal legal advisor to determine whether he or she will be subject to this reporting requirement.
CANADA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in the Plan, the Award will be settled in Shares only.
Termination of Employment. This provision replaces the “Termination of Continuous Status as an Employee or Consultant” section of the Agreement:
For purposes of the Participant’s participation in the Plan, in the event of termination of the Participant’s Continuous Status as an Employee or Consultant (regardless of the reason for such

Omnibus Equity Incentive Plan - ISA Agreement - 12 Rev. Feb. 2021

termination and whether or not later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any) for any reason, other than his or her death, the Participant’s Incentive Stock Awards will immediately cease to vest and any rights to the underlying Shares will be forfeited without consideration to the Participant upon the earliest of: (i) the Employee receiving notice of termination of employment or the Consultant receiving notice of termination of the applicable service contract, (ii) the Employee providing notice of resignation from his or her employment or the Consultant providing notice of termination of the applicable service contract, and (iii) the Employee or Consultant ceasing to provide active services, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, common law, civil law, contract or otherwise. The Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant's right to vest ceases, nor will the Participant be entitled to any compensation for lost vesting. In the event that the date when the Participant’s Continuous Status as an Employee or Consultant has terminated cannot be reasonably determined under the terms of the Agreement and/or the Plan, the Board will have the exclusive discretion to determine when the Participant’s Continuous Status as an Employee or Consultant has terminated for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence).
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant's right to vest in the Incentive Stock Awards, if any, will terminate effective as of the last day of the Participant's minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant's statutory notice period, nor will the Participant be entitled to any compensation for lost vesting. Similarly, if the Participant is a Consultant and the applicable service contract explicitly requires continued entitlement to vesting during the contractual notice period, the Participant's right to vest in the Incentive Stock Awards, if any, will terminate effective as of the last day of the minimum contractual notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant's contractual notice period, nor will the Participant be entitled to any compensation for lost vesting.
Data Privacy Notice and Consent. The following provisions will apply if the Participant is a resident of Quebec:
This provision supplements the “Data Privacy Notice and Consent” section of this Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, the Employer, its Affiliates and the plan administrator to disclose and discuss the Plan with their respective advisors, including the Designated Broker. The Participant further authorizes the Employer, the Company and its Affiliates to record such information and to keep such information in the Participant’s employee file.
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Omnibus Equity Incentive Plan - ISA Agreement - 13 Rev. Feb. 2021

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
Notifications
Securities Law Information. Shares acquired through the Plan may be sold through the Designated Broker, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the Nasdaq Global Select Market).
Foreign Asset/Account Reporting Information. Specified foreign property, including Shares acquired under the Plan and other rights to receive Shares (e.g., Incentive Stock Awards) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, such rights must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other specified foreign property the Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other shares of the same company, this ACB may have to be averaged with the ACB of the other shares.
CHINA
TERMS AND CONDITIONS
Mandatory Sale Restriction. Due to exchange control restrictions in the People’s Republic of China (“PRC”), the Participant understands and agrees that the Company reserves the right to require the sale of the Shares issued to the Participant upon vesting of the Award, either (i) immediately upon the vesting of the Award, (ii) no later than ninety (90) days after the date the Participant ceases to be an Employee of the Company or a Related Entity or Affiliate, or (iii) within any other such time frame as may be permitted by the Company, or required by the PRC State Administration of Foreign Exchange, subject to insider-trading restrictions and/or market-abuse laws.
By accepting the Award, the Company is authorized to instruct its Designated Broker to assist with a mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization), subject to insider-trading restrictions and/or market-abuse laws, and the Participant expressly authorizes the Company’s Designated Broker to complete the sale of such Shares. Upon any such sale of the Shares, the proceeds, less any broker’s fees or commissions, will be remitted to me in accordance with any applicable exchange control laws and regulations.
Exchange Control Restrictions. By accepting the Award, the Participant understands and agrees that, due to exchange control laws in China, the Participant is not permitted to transfer any Shares acquired under the Plan out of the Participant’s account established with the Designated Broker, and that the Participant will be required to immediately repatriate all proceeds due to the Participants as a result of his or her participation in the Plan, including any proceeds from the sale of Shares acquired under the Plan to China.

Omnibus Equity Incentive Plan - ISA Agreement - 14 Rev. Feb. 2021

The Participant further understands that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company, the Employer, or an Affiliate in China, and the Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to the Participant in China. The proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, the Participant acknowledges that the Company is under no obligation to secure any particular currency conversion rate, and that it may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant acknowledges and agrees that he or she bears the risk of any currency conversion rate fluctuation between the date that the Shares are sold and the date of conversion of the proceeds to local currency. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
DENMARK
TERMS AND CONDITIONS
Danish Stock Option Act. The Participant acknowledges that, if applicable, he or she has received the Employer Statement in Danish which sets forth additional information about the Incentive Stock Awards to the extent that the Danish Stock Option Act applies.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If the Participant establishes an account holding Shares or cash outside Denmark, the Participant must report the account to the Danish Tax Administration. The form may be obtained from a local bank.
FINLAND
There are no country-specific provisions.
FRANCE
TERMS AND CONDITIONS
Consent to Receive Information in English. By accepting the Award, the Participant confirms having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
GERMANY
NOTIFICATIONS

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Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant understands that if he or she makes or receives a payment in excess of this amount, the Participant is responsible for obtaining the appropriate form and complying with applicable reporting requirements.
Foreign Asset/Account Reporting Information. The Participant understands that if his or her acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, the Participant may need to report the acquisition when he or she files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds EUR 150,000 and the Participant holds Shares reaching or exceeding 1% of the Company’s total Common Stock or (ii) in the unlikely event the Participant holds Shares exceeding 10% of the Company's total Common Stock.
HUNGARY
There are no country-specific provisions.
INDIA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in the Plan, the Award will be settled in Shares only.
NOTIFICATIONS
Exchange Control Information. Any proceeds from the sale of Shares acquired under the Plan and any cash dividends must be repatriated to India within such time as prescribed under applicable Indian exchange control laws as may be amended from time to time. Any foreign inward remittance certificate received from the bank where the foreign currency is deposited should be retained in the event that the Reserve Bank of India or the Employer requests proof of repatriation.
Foreign Asset/Account Reporting Information. Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be declared by Indian taxpayers in their annual tax return.
IRELAND
There are no country-specific provisions.

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ITALY
TERMS AND CONDITIONS
Plan Document Acknowledgment. In accepting the grant of the Award, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix and has reviewed the Plan and the Agreement (including this Appendix) in their entirety and fully understands and accept all provisions of the Plan and the Agreement (including this Appendix).
The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Vesting Schedule; Settlement; Status of Award; Voting Rights / Rights to Dividends; Vesting Restrictions; Termination of Continuous Status as an Employee or Consultant; Certain Conditions of the Award; Tax Obligations; Language; Governing Law and Venue; Appendix; Imposition of Other Requirements; and Data Privacy Notice and Consent for participants residing and/or working in the European Union or European Economic Area.
Notifications
Foreign Asset/Account Reporting. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
JAPAN
NOTIFICATIONS
Foreign Asset/Account Reporting.  Japanese residents are required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. The Participant is responsible for complying with this reporting obligation if applicable to the Participant and should consult his or her personal tax advisor in this regard.
NETHERLANDS
There are no country-specific provisions.
POLAND
NOTIFICATIONS

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Exchange Control Information. Information regarding bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland must be reported to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds a certain threshold. Any transfer of funds in excess of a certain threshold into or out of Poland must be effected through a bank account in Poland. All documents connected with any foreign exchange transactions should be retained for a period of five (5) years as measured from the end of the year in which such transaction occurred.
RUSSIA
TERMS AND CONDITIONS
U.S. Transaction and Sale Restrictions. The Participant understands that acceptance of the Award results in a contract between the Participant and the Company completed in the United States and that the Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Upon vesting of the Incentive Stock Awards, any Shares to be issued to the Participant will be delivered to the Participant through a brokerage account in the United States and in no event will such Shares be delivered to the Participant in Russia. The Participant also acknowledges that he or she is not permitted to sell or otherwise transfer Shares directly to other individuals in Russia, nor is the Participant permitted to bring any certificates representing the Shares into Russia (if such certificates are actually issued).
Depending on the development of local regulatory requirements, the Company reserves the right to force the immediate sale of any Shares to be issued upon vesting and settlement of the Incentive Stock Awards. If applicable, the Participant agrees that the Company is authorized to instruct Designated Broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Designated Broker to complete the sale of such Shares. The Participant acknowledges that the Designated Broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
NOTIFICATIONS
Securities Law Notice. This Appendix, the Agreement, the Plan and all other materials that the Participant may receive in connection with the Award do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Exchange Control Information. The Participant may be subject to exchange control restrictions and repatriation requirements in Russia. The Participant should consult his or her personal legal advisor to determine and ensure compliance with his or her exchange controls obligation in connection with the Award and any funds received pursuant to the Award.

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Labor Law Information. If the Participant continues to hold Shares acquired under the Plan after an involuntary termination of the Participant’s employment, the Participant may not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Law. Certain individuals who hold public office in Russia, as well as their spouses and dependent children are prohibited from opening or maintaining foreign brokerage or bank accounts and holding any securities in a foreign company (including Shares acquired under the Plan). The Participant should consult with his or her personal legal advisor to determine whether this law applies to the Participant.
Foreign Asset/Account Reporting.  Russian residents are required to notify the Russian tax authorities within one (1) month of opening, closing or changing the details of a foreign account. Russian residents also are required to report (i) the beginning and ending balances in such a foreign bank account each year and (ii) transactions related to such a foreign account during the year to the Russian tax authorities, on or before June 1 of the following year. The tax authorities may require the Participant to provide appropriate supporting documents related to transactions in a foreign bank account. The Participant will also be required to report his or her foreign brokerage accounts and foreign accounts with other financial institutions (financial market organizations). Certain specific exceptions from the reporting requirements may apply. The Participant should consult his or her personal tax advisor to ensure compliance with applicable requirements.
SINGAPORE
NOTIFICATIONS
Director Notification Information. Any director, associate director or shadow director of a Singapore Affiliate or Related Entity is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Affiliate or Related Entity in Singapore in writing when receiving or disposing of an interest (e.g., Rights or Shares) in the Company or in any Affiliate or Related Entity. Such notifications must be made within two days of acquiring or disposing of an interest in the Company or any Affiliate or Related Company, or within two days of becoming a director if such an interest is held at that time.
Securities Law Information. The Rights and Shares issued upon exercise of the Rights and offered pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore and the Rights granted under the Plan are subject to section 257 of the SFA and I understand that I should not sell or offer to sell, any Shares directly to any person or entity in Singapore unless such sale or offer is made (i) six months or more after the Offering Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
SOUTH KOREA
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax

Omnibus Equity Incentive Plan - ISA Agreement - 19 Rev. Feb. 2021

authority and file a report with respect to such accounts if the value of such accounts exceeds the applicable threshold.
SWEDEN
TERMS AND CONDITIONS
Tax Obligations. This provision supplements the “Tax Obligations” section of this Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the “Tax Obligations” section of this Agreement, in accepting the Award, the Participant authorizes the Company and/or the Employer by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award or withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Notifications
Securities Law Information. Neither this document nor any other materials relating to the offer of participation in the Plan (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
TAIWAN
NOTIFICATIONS
Securities Law Information. The offer of participation in the Plan is available only for eligible Employees and Consultants. The offer of participation in Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including funds to purchase or proceeds from the sale of Shares) up to US$5 million per year without justification. However, if the transaction amount exceeds certain thresholds in a single transaction, Taiwanese residents may be required to submit a foreign exchange transaction form and provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
TERMS AND CONDITIONS
Tax Obligations. This provision supplements the “Tax Obligations” section of this Agreement:

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Without limitation to the “Tax Obligations” section of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provisions will not apply. The Participant understands that, in the event he or she is an executive officer or director and the income tax is not collected by the Participant within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable for the value of any NICs due on this additional benefit.

United States of America
There are no country-specific provisions.

Omnibus Equity Incentive Plan - ISA Agreement - 21 Rev. Feb. 2021